Exhibit 99.2

Philip Morris International Inc.

2009 Second-Quarter Earnings Conference Call

July 23rd, 2009

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today we issued a news release containing detailed information on our 2009 second-quarter results. You may access the release on our web site at www.pmintl.com.

(SLIDE 2.)

As we take you through our call today, we will be talking about results in the second quarter of 2009 and comparing them with the same period in 2008 unless specified otherwise. References to volumes are for PMI shipments. Industry volume and share data is sourced from A.C. Nielsen, other third party sources and internal estimates. Net revenue data excludes excise taxes.

You will find data tables showing how we made adjustments to revenues and Operating Companies Income, or “OCI”, for currency and acquisitions, adjustments to EPS and reconciliations to U.S. GAAP measures at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann,

HERMANN WALDEMER

(SLIDE 4.)

Hello and welcome. During the first quarter earnings call and in the various presentations that we have made this year, we have told you that Philip Morris International, while not completely immune, would prove to be very resilient in this global economic crisis.

Indeed, our very strong second quarter financial results confirm our optimism regarding our ability to outperform other consumer packaged goods companies during the recession. On a currency neutral basis and excluding acquisitions, our net revenues excluding excise taxes were up by 6.1% in the quarter and 5.1% in the first half, while our adjusted OCI excluding currency and acquisitions was up by 9.5% in the quarter and 7.5% in the half.

(SLIDE 5.)

Excluding currency, our adjusted diluted EPS grew by 17.2% in the quarter and 14.4% in the first half of this year.

(SLIDE 6.)

We have achieved these very strong results with a cigarette shipment volume that was at the same level as a year ago, boosted by the acquisition of Rothmans Inc. in Canada last autumn. On an organic basis, that is excluding acquisitions, cigarette volume was down 1.1% in the quarter and it is expected to continue to remain slightly below last year’s level for the balance of the year, reflecting consumption declines in several markets that have been particularly affected by the economic crisis.

(SLIDE 7.)

In the Asia Region, thanks to successful portfolio management and the absence of recession-driven downtrading, we had an excellent quarter on all counts. Volume grew in Indonesia, Korea and Pakistan, we increased profitability on a currency neutral basis in these and several other markets, such as Australia, and we have clearly turned around Marlboro’s share performance in Japan.

(SLIDE 8.)

Marlboro’s market share in Japan increased from 9.8% in the second quarter of 2008 to 10.6% this year, thanks primarily to the very strong performance of Marlboro Black Menthol, launched in August last year and line extended last month into the 1mg flavor segment. As a result, PMI’s overall market share was up slightly to 24.0% in the second quarter.

(SLIDE 9.)

Another market in Asia where we are performing very strongly is Korea. Our market share has increased from 11.8% in the second quarter last year to 13.7% in the same period this year. The 1.9 share gain has been driven by Marlboro and Parliament, which are up 0.8 and 0.7 share points respectively.

(SLIDE 10.)

In the Latin America and Canada Region, we achieved strong income growth and robust market share gains. In Argentina, for example, our market share reached 73.0% in the second quarter, compared to 70.2% in the same period a year ago. The share gain was driven mainly by the Philip Morris brand in the mid-price category.

(SLIDE 11.)

In Mexico, our share grew by 1.8 points to 69.0%, as we further reinforced our leading position in the premium segment and our local heritage brand Delicados reached a share of 11.2%, up 1.5 share points.

(SLIDE 12.)

As we anticipated, the EEMA Region had a challenging quarter. Consumer downtrading continued in Russia and started in Ukraine. Overall volume was soft in these markets and in duty-free outlets, which were negatively impacted by reduced travel around the world.

In Russia, premium and mid-price brands accounted for 47.7% of our shipments in the second quarter, compared to 55.1% in the same period a year ago, and in total our volume was down by 1.3%. Provided that oil prices do not decline further and Russia is able to manage potential debt issues in its banking sector, we do not, however, expect the situation to deteriorate much further during the second half of the year.

(SLIDE 13.)

Thanks to our strong and comprehensive portfolio across all price segments, we were able to increase our market share in Russia during the April/May period to 25.2%, a gain of 0.5 share points over a year ago. Furthermore, our higher prices enabled us to increase currency neutral profitability by double digits, in spite of the deteriorating product mix.

(SLIDE 14.)

The difficult economic situation in Ukraine is compounded by a series of significant excise tax-driven price increases and the uncertain political environment. Following the most recent excise tax increase, we had to raise retail prices by between 22% at the high end and 50% at the low end in May. Our product mix in the second quarter remained relatively stable, but our shipment volume declined by 14.1%, reflecting both total market contraction and the availability in the market of competitive products at old prices for a period of time. At 36.2%, our market share for the April/May period was up 1.0 share point compared to a year earlier. It is, however, difficult to predict how the Ukrainian cigarette market will evolve during the balance of the year.

(SLIDE 15.)

In spite of these difficult market conditions, net revenues in the EEMA Region were up 8.5%, excluding currency and acquisitions, and OCI rose by 10.7% on the same basis in the second quarter. This remarkable achievement reflects the strength of our portfolio across all price segments, market share gains in the majority of our main markets, in particular in Algeria, Bulgaria, Egypt, Romania, Russia, Turkey and Ukraine, and the successful implementation of higher prices.

(SLIDE 16.)

The situation in the EU Region is clearly improving. In the second quarter this year, our market share was up in 15 of our 20 most important markets when compared to the second quarter of 2008, including in France, Germany and Spain, while Marlboro’s overall estimated market share in the EU Region remained essentially stable at 18.9%. Our shipment volume decline in the EU moderated to 3.0%, an improvement over the first quarter 2009 trend.

(SLIDE 17.)

The solid Marlboro performance in the EU was achieved in spite of the impact of the economic recession and consequently higher unemployment, in particular in Spain. The total cigarette market in Spain was down 6.2% in the quarter, and it is not yet clear how consumers will react to the recent excise tax-driven price increases. The recent changes in the Minimum Excise Tax in Spain resulted in a significant reduction in the gap between fine cut and cigarette prices, and our subsequent 35 Euro cent price increase across our cigarette portfolio improved our unit margins.

(SLIDE 18.)

On a worldwide basis, Marlboro volume declined by just 1.1%, in spite of the continued decline in industry volume in the EU Region, the aforementioned decline in duty-free sales and some consumer downtrading in a few important emerging markets. Marlboro is performing particularly strongly in the Asia Region, which accounted for a growing 22.6% of the brand’s worldwide sales in the second quarter.

(SLIDE 19.)

The resilient performance of Marlboro is underpinned by the roll-out of its new architecture, which expands the brand into three distinct families with unique expressions,

(SLIDE 20.)

and the geographic expansion of a number of new innovative products, such as Marlboro Filter Plus and Marlboro Flavor Plus. This flavorful, lower tar and nicotine Marlboro Red line extension is performing well across a variety of geographies. It is now available in 28 markets and achieved national market shares of 1.4% in Lithuania, 0.7% in Slovakia, 1.0% in Kazakhstan, 2.4% in Kuwait, 2.5% in Romania and 1.3% in Paraguay in the second quarter, with moderate cannibalization rates.

(SLIDE 21.)

The Marlboro Gold family has been extended into slimmer diameter variants with Marlboro Gold Touch and Marlboro Gold Edge.

Marlboro Gold Touch is a new innovative offering in an unprecedented cigarette format, designed with a slightly slimmer diameter to provide a smooth taste and comfort in the hand. Marlboro Gold Touch was first launched in late April in Austria and is now available in five markets. Preliminary results are very promising. In June, Marlboro Gold Touch already had a growing 1.0% market share in Italy, 0.3% in Greece and 0.2% in Austria.

We have focused our efforts behind the super-slims Marlboro Gold Edge in Hungary, Poland, Russia and Ukraine, and the brand is now also available in selected duty-free outlets. In May, this line extension had national super-slims segment shares of 3.7%, 2.9%, 0.8% and 1.9%, respectively.

(SLIDE 22.)

I mentioned earlier the success of Marlboro Black Menthol in Japan. It was subsequently launched in Hong Kong where it achieved a 3.1% market share in June, just three months after its launch. It has also been introduced in Indonesia.

A recession is at first sight not the ideal time to launch premium line extensions. However, it is always the right time to strengthen one’s franchise and reinforce brand equity. These innovative new products have played an important role in boosting the performance of Marlboro and are expected to position the brand for further growth once the world economy starts to recover.

(SLIDE 23.)

The cornerstone of PMI’s profitability growth on a currency neutral basis in the second quarter was our continued ability to grow our revenues net of excise taxes and to significantly more than offset volume softness and a slightly unfavorable product mix through appropriate price increases.

Our pricing variance in the second quarter reached $549 million. This reflects stronger pricing in both developed and emerging markets, as shown on this chart. The only key markets where our prices remain at the same level as a year ago are France, Japan and Korea.

(SLIDE 24.)

In each market we make our pricing decisions based on local market conditions and an overall assessment of the economic and competitive environment. As a result, we have achieved this strong price favorability without affecting our competitive position, as is underscored by our continued solid share performance in key markets.

Furthermore, there are two countries where the positive impact of our price increases will be felt mostly in the second half of the year. These are Germany, where we raised prices across our portfolio by 20 Euro cents for 17 and where we are now converting this into corresponding pack prices for 19, and Spain, which I talked about earlier.

(SLIDE 25.)

Price increases have resulted in higher government revenues, and we believe that this is one of the reasons why, with the key exceptions of Brazil and Ukraine, excise tax increases that have occurred so far this year have remained moderate and rational.

(SLIDE 26.)

Our productivity improvement and cost savings program is on track to deliver $500 million this year. I would like to stress that none of these savings are coming from cuts in marketing expenditures as we have continued, and will always continue, to invest appropriately behind our brands.

(SLIDE 27.)

During the second quarter, we spent $1.4 billion on the repurchase of 34.7 million shares at an average price of $40.33 per share. This has enabled us to translate net earnings growth of 15.4% excluding currency into adjusted diluted EPS growth excluding currency of 17.2%.

(SLIDE 28.)

We have also announced recently two strategically and financially attractive tack-on acquisitions that will strengthen our business going forward. Both are subject to regulatory approval and are expected to close during the fourth quarter. In South Africa, we entered into an agreement to acquire the pipe tobacco and nasal snuff business of Swedish Match for some $222 million. Other Tobacco Products account for an estimated 30% of the total tobacco market in South Africa and this acquisition will strengthen our overall presence in Africa’s most profitable tobacco market. In Colombia, we are planning to complement our existing business, both in terms of regional presence and brand portfolio, through the acquisition of Protabaco for $452 million.

(SLIDE 29.)

Our business continues to generate tremendous cash flow, which enables us to pay for such acquisitions in cash. Our free cash flow in the first half of the year reached $4.25 billion, in spite of the absorption of a $730 million negative currency effect on net earnings and an increase of $241 million in pension fund contributions compared to the first half of last year.

Since becoming an independent company, we have returned $12.4 billion in cash to our shareholders in dividends and through share repurchases. This represents the equivalent of about 15% of our market capitalization today.

(SLIDE 30.)

As you have heard, our business fundamentals remain in very good shape. In addition, since we issued our EPS guidance for 2009 in early February, we have seen some positive developments with regards to exchange rates. At that time, we were forecasting a negative currency impact on underlying diluted EPS of 80 cents based on then prevailing exchange rates. In the first half of the year, the negative impact of currency on EPS was 35 cents. Based on current spot rates, we forecast a further unfavorable currency impact of 20 cents during the balance of the year, with the negative variance concentrated in the third quarter.

The continued strength of our business and the improved currency outlook enable us to raise our EPS guidance for 2009 from its previous $2.85 to $3.00 range to a level of $3.10 to $3.20 per share. The new guidance includes the 4 cent charge related to our investment and cooperation agreement in Colombia. On a currency neutral basis, our new guidance translates into a growth rate of approximately 10 to 13%.

(SLIDE 31.)

I will now be happy to take your questions.